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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2001

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File No.)	(IRS Employer Identification No.)

1710 Gilbreth Avenue, Suite 301
Burlingame, CA 94010
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (650) 409-2020

Item 5. Other Events

    On June 15, 2001 InterMune, Inc. (the "Company") issued three press releases announcing (1) its license agreement with Amgen for Infergen, (2) updated financial guidance and (3) the amendment of its registration statement adding a concurrent offering of $125 million of convertible subordinated notes.

    In addition, the Company hereby updates its Risk Factors and description of its Business.

    The Company's Risk Factors are updated as follows:

RISK FACTORS

    You should carefully consider the risks described below before making a decision to invest in the Company.

Risks Related to Our Business

We are an early stage company and may not succeed in our development efforts.

    We commenced operations in 1998 and are at an early stage of development. We have incurred significant losses to date, and our revenues have been limited primarily to sales of Actimmune. Although we are developing Actimmune for the treatment of idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, ovarian cancer, atypical mycobacterial infections, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma, Actimmune will not be marketed for any of these diseases before 2003, if at all. We recently licensed U.S. and Canadian rights to Infergen, and we do not believe that Infergen will provide significant revenue to us before 2002, if ever. Although Amphotec has received regulatory approvals for commercial sales for invasive aspergillosis, we do not believe that it will provide significant revenue to us before 2003, if ever.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials.

    We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of Actimmune or any of our other products for the treatment of additional diseases before Actimmune or any of our other products can be approved for commercial sale for these diseases. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

    We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all. If inconclusive results or statistically insignificant efficacy as determined through an interim analysis are experienced during a clinical trial, we may need to increase the number of patients in the trial. In particular, we have scheduled a sample size analysis of our Actimmune Phase III clinical trial for idiopathic pulmonary fibrosis in early 2002. We anticipate the analysis will include an assessment of whether the patient population in our clinical trial is large enough to provide statistically significant clinical results. The results of the analysis may require us to enroll additional patients in our trial, delaying its completion. The commencement or completion of our clinical trials may be delayed or halted for additional reasons, including the following:

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  a country's regulatory authority does not approve a clinical trial protocol;

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  patients do not enroll in clinical trials at the rate we expect;

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  patients experience adverse side effects;

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  patients die during a clinical trial for a variety of reasons, including because their disease is too advanced or because they experience medical problems that are not related to Actimmune;

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  third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with a clinical trial protocol, and other third-party organizations may not perform data collection and analysis in a timely or accurate manner; and

  •
  inconclusive or negative results are experienced during a clinical trial.

    Our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed, and our prospects for profitability will be impaired.

If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that Actimmune or any of our other products is safe and effective for the treatment of additional diseases, the regulatory authorities will not permit us to market Actimmune for those diseases.

    Our failure to adequately demonstrate the safety and effectiveness of Actimmune or any of our other products for the treatment of additional diseases will prevent receipt of the FDA's and other regulatory authorities' approval and, ultimately, may prevent commercialization of Actimmune or any of our other products for additional diseases.

    The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on its benefits and risks in a particular disease, Actimmune or any of our other products should be granted approval for the treatment of a particular disease. Even if we believe that a clinical trial has demonstrated the safety and efficacy of Actimmune or any of our other products for the treatment of a disease, the results may not be satisfactory to the FDA or other regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and other regulators in different ways, which could delay, limit or prevent regulatory approval.

    If regulatory delays are significant, our financial results and the commercial prospects for Actimmune or our other products will be harmed, and our prospects for profitability will be impaired.

If we are unable to contract with third parties to manufacture Actimmune in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for Actimmune and may lose potential revenues.

    We do not have the resources, facilities or experience to manufacture Actimmune ourselves. Completion of our clinical trials and commercialization of Actimmune for new diseases requires access to, or development of, facilities to manufacture a sufficient supply of Actimmune. The FDA must approve facilities that manufacture Actimmune for commercial purposes. We depend on third parties for the manufacture of Actimmune for preclinical and clinical purposes, and we rely on third parties with FDA-approved manufacturing facilities for the manufacture of Actimmune for commercial purposes.

    We presently rely on Genentech for the manufacture of commercially marketed Actimmune, and on Boehringer Ingelheim Austria GmbH for the supply of Actimmune for clinical trials. Our supply agreement with Genentech expired in May 2001. We expect that the final supply of commercial product that we will receive from Genentech during the remainder of 2001 will meet our needs for commercial supply through the end of January 2002. However, Genentech may not provide us with commercial supply consistent with our estimates, and our needs for commercial supply may exceed our current estimates. We are pursuing qualification by the FDA to enable Boehringer Ingelheim to succeed

Genentech as our commercial supplier of Actimmune. We filed a biologics license application with the FDA in May 2001 to commence this process. We expect that the FDA will approve Boehringer Ingelheim as a manufacturer of commercially marketed Actimmune by the end of 2001. Accordingly, we believe that the transition from Genentech to Boehringer Ingelheim will not cause any delays in supply of commercial product. However, the FDA may not approve Boehringer Ingelheim as a manufacturer of commercially marketed Actimmune on a timely basis, or at all, in which case Boehringer Ingelheim would not be able to supply us with sufficient quantities of commercial Actimmune by the end of January 2002. If Genentech does not provide us with commercial supply consistent with our estimates, if we do not receive sufficient quantities of commercial Actimmune from Boehringer Ingelheim by the end of January 2002 or if our needs for commercial supply through the end of January 2002 exceed our current estimates, we will experience a shortage of commercial supply, which would have a material and adverse effect on our revenues, business and financial prospects.

    Our manufacturing strategy for Actimmune also presents the following risks:

  •
  Before we can obtain approval for a new disease for Actimmune, we must demonstrate to the FDA's satisfaction that the drug used in the clinical trials is comparable to the commercial drug.

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  Delays in increasing manufacturing capacity to meet our needs for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of Actimmune.

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  Our manufacturers of Actimmune are subject to ongoing periodic inspection by the FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards.

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  If we need to contract with other manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers prior to our use or sale of their products. This would require new testing and compliance inspections. The new manufacturers would need to adopt existing manufacturing processes or develop comparable processes necessary for the production of Actimmune.

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  If market demand for Actimmune suddenly increases, our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand.

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  If market demand for Actimmune is less than our purchase obligations to our manufacturers, we may incur substantial penalties.

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  Our supply arrangements with our manufacturers may be seriously interrupted.

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  We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for Actimmune.

    Any of these factors could delay clinical trials or commercialization of Actimmune for new diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell Actimmune.

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products.

    Our commercial success will depend in part on obtaining and maintaining patent protection on our products and successfully defending these patents against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that may be allowed in other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits.

    Others have filed and in the future may file patent applications covering interferon gamma-1b and its uses and other products in our development program. For example, we are aware that the principal investigators of Phase I/II and Phase II clinical trials of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis have filed a patent application in several European countries claiming the use of interferon gamma-lb for this disease. If this patent is issued, it would likely prevent us from commercializing interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis in those countries. We are currently in discussions with respect to a license of patent rights of the investigators. However, we cannot predict whether any license will be made available on commercially acceptable terms, if at all. Further, we cannot be certain that the investigators or any other third party has not filed and will not obtain a U.S. patent claiming the use of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis or any of the other diseases for which we are developing Actimmune. In addition, we are aware of a U.S. patent that pertains to the use of interferon gamma to treat ovarian cancer. The term for this patent expires in August 2007. We are negotiating a license with the patent holder to obtain marketing rights under this patent. However, we cannot predict whether any license would be made available on commercially acceptable terms, if at all. If we are unable to license such rights, the patent holder would be able to block our ability to commercialize Actimmune in the United States for the treatment of ovarian cancer until the patent expires in August 2007. If a third party were issued a patent that blocked our ability to commercialize Actimmune for any of the other diseases that we are targeting, we would be prevented from commercializing Actimmune for such disease unless we obtained a license from the patent holder.

    Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in our industry regarding patent and other intellectual property rights.

    We license Actimmune from Genentech. If we breach our agreement with Genentech, Genentech could terminate the license, and we would have no further rights to utilize the patents or trade secrets covered by the agreement to develop and market Actimmune.

    We recently licensed U.S. and Canadian rights to Infergen from Amgen. After a patent related to the expression of Infergen expires in 2007, we will not be able to block others from marketing interferon alfacon-1, the active ingredient in Infergen. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of interferon alpha to treat a variety of diseases. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for interferon alpha. We are uncertain of the extent to which the currently issued patents and any additional patents of our competitors that may issue will prevent us from marketing Infergen for the treatment of certain diseases. If because of these patents we are unable to market Infergen for a range of diseases, the commercial prospects for Infergen will be reduced, and our prospects for profitability may be impaired. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha to treat a variety of diseases. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product.

    We generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own. For example, if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market Actimmune and may be forced to incur substantial additional costs to maintain or protect the intellectual property or to compel Genentech to do so.

    The combination of our products with other drugs may have a greater therapeutic effect in treating certain diseases than our products alone. In some cases, third parties hold patents either on the potential companion drugs or on combination therapies that include our products. We may not be able to negotiate licenses or other rights to potential companion drugs on reasonable terms, or at all. If we are not able to negotiate these licenses or other rights, the market for our products may be diminished.

    We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship will be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information.

    Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information.

Even if regulatory authorities approve Actimmune for the treatment of the diseases we are targeting, Actimmune may not be marketed or commercially successful.

    Actimmune is an expensive drug, and we anticipate that the annual cost for treatment under each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market Actimmune for an approved disease because we believe that it may not be commercially successful. Market acceptance of and demand for Actimmune will depend largely on the following factors:

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  cost of Actimmune treatment;

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  pricing of alternative products, for example, many of the existing treatments for mycobacterial infections cost less than Actimmune;

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  inability to obtain third-party coverage or reimbursement for a particular disease;

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  relative convenience and ease of administration of Actimmune; and

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  prevalence and severity of adverse side effects associated with Actimmune.

If third-party payors do not provide coverage or reimburse patients for Actimmune, our revenues and prospects for profitability will suffer.

    Our ability to commercialize Actimmune in additional diseases is highly dependent on the extent to which coverage and reimbursement for Actimmune will be available from:

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  governmental payors, such as Medicare and Medicaid;

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  private health insurers, including managed care organizations; and

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  other third-party payors.

    Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for Actimmune, the market acceptance of Actimmune will be reduced, and our sales will suffer.

The pricing and profitability of our products may be subject to control by the government and other third-party payors.

    The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize products. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for Actimmune, Infergen, Amphotec or any other products we may develop in the future, which would reduce our revenues and potential profitability.

Even if Actimmune is proven to be safe and effective for additional diseases, the actual maximum market opportunity associated with the treatment of these diseases may be much lower than our current estimates.

    Even if Actimmune is approved for use in connection with one or more additional diseases, the actual maximum market opportunity for Actimmune for each disease may be much less than our estimates. By way of example, it may be that:

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  only a subset of affected patients will respond to Actimmune therapy;

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  the actual dose for a particular condition may be different than currently anticipated;

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  the treatment regimen may be different in duration than currently anticipated, or treatment may be sporadic; or

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  we cannot sell Actimmune at the price we expect.

    In addition to the uncertainty about the various maximum market opportunities, there is no assurance of what portion of these market opportunities we will realize.

Discoveries or developments of new technologies by established drug companies or others may make Actimmune obsolete.

    Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than Actimmune for chronic granulomatous disease, osteopetrosis, idiopathic pulmonary fibrosis, ovarian cancer, multidrug-resistant tuberculosis, atypical mycobacterial infections, cryptococcal meningitis, cystic fibrosis, liver fibrosis, non-Hodgkin's lymphoma or any other disease that we target. With respect to our drug discovery programs in pseudomonas aeruginosa and staphylococcus aureus, other companies have product candidates or research programs that are further advanced in development than any of our potential products and may result in effective, commercially successful products. Even if we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

    Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

We rely on third parties to conduct clinical trials for Actimmune, and those third parties may not perform satisfactorily.

    If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain regulatory approvals for Actimmune and will not be able to successfully commercialize Actimmune for new diseases. We do not have the ability to independently conduct clinical studies for Actimmune, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

There are significant regulatory, supply, intellectual property and competitive barriers to entry that may prevent us from successfully marketing or developing Infergen for the chronic hepatitis C infections market.

    We plan to relaunch Infergen in the United States and Canada for the treatment of chronic hepatitis C infections. However, we believe that there are significant regulatory, supply, intellectual property and competitive barriers to Infergen's penetration of the chronic hepatitis C infections market:

    Regulatory.  We believe that market acceptance of and demand for Infergen for the treatment of chronic hepatitis C infections may depend upon our ability to use Infergen in combination therapy with ribavirin or other anti-viral drugs. The only FDA-approved combination therapy for chronic hepatitis C infections is Schering-Plough's Rebetron Combination Therapy product, which combines interferon alpha and ribavirin. The FDA has not approved ribavirin for any disease except in combination in Schering's Rebetron product. Before we can market Infergen in combination therapy with ribavirin or any other anti-viral drug, we will need to obtain the FDA's approval. To seek and obtain such approval, we will need to supplement Infergen's current FDA approval with data that support combination use of Infergen and ribavirin or any other anti-viral drug for increased effectiveness in treating chronic hepatitis C infections. We cannot be certain how long it would take us to submit such data and obtain such an approval from the FDA, if at all.

    Supply.  Even if we were to obtain regulatory approval for Infergen in combination therapy with ribavirin or any other anti-viral drug, there may not be a source of supply for ribavirin or another anti-viral drug. In addition, even if ribavirin is approved by the FDA for use other than in combination with Schering's Rebetron product, in order for physicians to be able to prescribe ribavirin in connection with other drugs, including Infergen, a source of commercial supply must become available. We are not aware of any U.S. or Canadian manufacturer of ribavirin other than the company that sells ribavirin exclusively to Schering, which is, along with Roche, one of our primary competitors in the chronic hepatitis C infections market. There can be no assurance that an independent source of commercial supply will become available after patents related to ribavirin expire in 2002, if at all.

    Intellectual Property.  Our competitors and their strategic partners have substantial and extensive patent rights in connection with combination therapy of interferon alpha and ribavirin for the treatment of chronic hepatitis C infections. For example, we are aware of two U.S. patents that relate to the use of interferon alpha and ribavirin to treat chronic hepatitis C infections. The terms of these patents expire in 2016 and 2017. We believe that these patents may prevent us from marketing Infergen in combination therapy with ribavirin. If because of these patents we are unable to market Infergen with ribavirin or with another anti-viral drug, the commercial prospects for Infergen are likely to be reduced, and our prospects for profitability may be impaired. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for combination therapy of interferon alpha and other anti-viral drugs for the treatment of chronic hepatitis C infections. If those patent applications were to issue, we may be unable to market Infergen with ribavirin or with another anti-viral drug, reducing the commercial prospects for Infergen, and our prospects for profitability may be reduced. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha for the treatment of chronic hepatitis C infections. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product for the treatment of chronic hepatitis C infections.

    Competition.  Pegylated interferon alpha products have a significant advantage over non-pegylated products because they last longer in the body and therefore need to be administered less often to the patient. Because our competitors have advanced pegylation programs for their interferon alpha products, we may have difficulty marketing Infergen. Schering has received FDA approval for its pegylated interferon alpha product, and we expect that Roche will receive FDA approval for its pegylated interferon alpha product before the end of 2001. Since we do not expect to have a pegylated Infergen product ready to market until at least 2005, if at all, Infergen has a significant disadvantage with respect to the frequency of administration.

Although we recently relaunched Amphotec, this product may not be commercially successful.

    We have recently relaunched Amphotec. However, market acceptance of and demand for Amphotec will depend largely on the following factors:

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  Acceptance by physicians of Amphotec as a safe and effective therapy for invasive aspergillosis: Since Amphotec has been without promotion and medical support in the United States for the last two years, competitors have spent considerable time positioning Amphotec in an unfavorable light within the medical community as inferior due to more infusion-related side effects, including high levels of chills and fever, relative to some other liposomal formulations of amphotericin.

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  Pricing of alternative products: Competitive products may be discounted in the future by competitors to limit Amphotec's market penetration.

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  Prevalence and severity of adverse side effects associated with Amphotec: The most frequent infusion-related events after initial dosages are chills and fever.

If we are unable to contract with third parties to manufacture Infergen or Amphotec in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for Infergen or Amphotec and may lose potential revenues.

    We do not have the resources, facilities or experience to manufacture Infergen or Amphotec ourselves. We must depend on third parties with FDA-approved manufacturing facilities for the manufacture of Infergen and Amphotec for preclinical, clinical and commercial purposes. We presently have a transition agreement with Amgen for the manufacture and supply of Infergen for all purposes. We have agreed with Amgen to replace this transition agreement with an agreement that provides for the manufacture and supply of Infergen by Amgen until such time as the manufacturing of Infergen is transferred to a third party. The transition agreement will continue until such time as a longer term agreement is in effect. We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. The agreement with Ben Venue expires in December 2001. We are negotiating with Ben Venue to renew the agreement. If we are unable to negotiate replacement agreements for the manufacture of Infergen and Amphotec on commercially reasonable terms, we will experience a shortage of supply of these products and decreased revenues, which would have a material and adverse effect on our revenues, business and financial prospects.

If the FDA withdraws its approval of our products for any disease for which they have been approved, we could no longer market our products for that disease, and our revenues would decline.

    The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose ongoing requirements for post-marketing studies. Later discovery of previously unknown problems with either of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. Our existing approvals for chronic granulomatous disease; severe, malignant osteopetrosis; invasive aspergillosis and any new approval for any other disease that we have targeted, if granted, could be withdrawn for failure to comply with regulatory requirements. If approval for a disease was withdrawn, we could no longer market the product for that disease. In addition, governmental authorities could seize our inventory of Actimmune, Infergen or Amphotec or force us to recall any product already in the market if we fail to comply with strictly enforced FDA or other governmental regulations.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

    The testing, marketing, and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

    We had 106 employees as of May 31, 2001, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including W. Scott Harkonen, our Chief Executive Officer, President and Chairman of our board of directors, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

    We believe that net proceeds from anticipated future financings (if completed), existing cash, cash equivalents, short-term investments and cash flow from sales of Actimmune, Infergen and Amphotec will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least the end of 2004. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties encountered in clinical studies or preparing for commercial sales for new diseases. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to execute our business plan.

If we continue to incur net losses for a period longer than we anticipate, we may be unable to continue our business.

    We have lost money since inception, and our accumulated deficit was approximately $47.2 million at March 31, 2001. We expect to incur substantial additional net losses for at least the next three to five years. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which Actimmune and Infergen may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of Actimmune. After consideration of the direct costs of marketing Actimmune and royalties we must pay to Genentech on sales of Actimmune, we do not currently generate significant operating profits on those sales. If the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business.

Other Risks

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

    As of May 31, 2001, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 32.2% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions which could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

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  establish a classified board of directors so that not all members of our board may be elected at one time;

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  authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

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  limit who may call a special meeting of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Our stock price may be volatile, and your investment in our stock could decline in value.

    The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

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  actual or anticipated variations in quarterly operating results;

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  adverse results or delays in clinical trials;

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  announcements of technological innovations;

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  our failure to commercialize additional FDA-approved products;

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  our decision not to initiate a planned clinical trial;

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  new products or services offered by us or our competitors;

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  changes in financial estimates by securities analysts;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  sales of common stock; and

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  other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

Substantial sales of shares may impact the market price of our common stock.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock.

    We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, the holders of common stock that are parties to our amended and restated investor rights agreement are entitled to registration rights.

    The Company's Business description is updated as follows:

BUSINESS

Overview

    We are developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. We have three marketed products, growing product revenues and advanced-stage clinical programs addressing a range of diseases with attractive commercial markets. In the United States, we market our lead product, Actimmune, for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. We are currently conducting a Phase III pivotal clinical trial with Actimmune for the treatment of idiopathic pulmonary fibrosis, which we estimate to have a maximum U.S. market opportunity of $2.5 billion per year. We are also conducting or planning clinical trials of Actimmune for the treatment of multidrug-resistant tuberculosis, atypical mycobacterial infections, ovarian cancer, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. We believe that these clinical programs also represent significant commercial opportunities for Actimmune. The active ingredient of Actimmune is interferon gamma-1b. We plan to independently develop and commercialize Actimmune for multiple diseases in the United States, Canada and Japan. In addition, through our strategic partnership with Boehringer Ingelheim, we plan to develop and commercialize Imukin, Boehringer Ingelheim's tradename for interferon gamma-1b, for multiple diseases in Europe and other major markets. We recently acquired rights to Infergen, which is marketed in the United States and Canada for the treatment of chronic hepatitis C infections. We also market Amphotec worldwide for the treatment of invasive aspergillosis.

    We are conducting or in the planning stages of clinical trials or preclinical testing for the following diseases:

Disease	Clinical Status
ACTIMMUNE
Idiopathic pulmonary fibrosis	Phase III trial ongoing
Mycobacterial infections • Multidrug-resistant tuberculosis • Atypical mycobacterial infections	Phase III trial ongoing Phase II trial ongoing
Ovarian cancer	Phase III trial planned to commence in 2001
Systemic fungal infections • Cryptococcal meningitis	Phase II trial ongoing and fully enrolled
Cystic fibrosis	Phase II trial ongoing
Liver fibrosis	Phase II trial planned to commence in 2001
Non-Hodgkin's lymphoma	Phase II trial planned to commence in 2001
MOLI1901 (Duramycin)
Cystic fibrosis	Phase I trial ongoing
PA MONOCLONAL ANTIBODY
Pseudomonas aeruginosa infection	Preclinical studies
SA VIRULENCE INHIBITORY FACTOR
Staphylococcus aureus infection	Preclinical studies

    InterMune was formed in 1998 and began operations as a wholly owned subsidiary of Connetics Corporation. In 1998, Connetics acquired from Genentech, and subsequently sublicensed to us, the rights to develop and commercialize Actimmune for a broad range of diseases. In April 1999, we became an independent company, and we completed our initial public offering in March 2000.

Our Strategy

    Our objective is to become a leading biopharmaceutical company. We plan to achieve this objective by pursuing an aggressive growth strategy, including:

    Grow product revenues.  In 2000, U.S. sales of Actimmune increased by approximately 142% compared to sales in 1999, and, in the first quarter of 2001, U.S. sales of Actimmune increased by approximately 155% compared to the first quarter of 2000. We plan to continue to increase sales by heightening awareness of Actimmune through physician education, including speaker programs, medical symposia and continuing medical education programs, and through our field specialists. We actively market Actimmune for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis, the diseases for which Actimmune has been approved by the FDA. Available clinical data and publications reviewing the clinical data, including The New England Journal of Medicine, indicate the potential effectiveness of Actimmune for additional diseases, such as idiopathic pulmonary fibrosis. The increased sales of Actimmune in 2000 and in the first quarter of 2001 resulted in part from physicians prescribing Actimmune for the treatment of idiopathic pulmonary fibrosis and other diseases, and we expect that our future sales may continue to be impacted by this physician practice. We believe that our March 2001 strategic partnership with Boehringer Ingelheim to develop and commercialize interferon gamma-1b outside the United States, Canada and Japan and our 2001 acquisitions of worldwide rights to Amphotec and U.S. and Canadian rights to Infergen may also contribute to our revenue growth.

    Expand our sales and marketing organization to serve pulmonologists, infectious disease specialists and oncologists.  Pulmonologists are the physicians who generally treat idiopathic pulmonary fibrosis; infectious disease specialists are the physicians who generally treat systemic fungal infections and mycobacterial infections; and oncologists are the physicians who generally treat cancer. Accordingly, we are developing a sales and marketing organization to support the approximately 7,000 pulmonologists, 4,000 infectious disease specialists and 6,000 oncologists practicing in the United States. We believe a focused marketing organization and a specialized sales force can effectively serve these physician specialists, who are primarily hospital-based and concentrated in major metropolitan areas. Accordingly, in February 2000, we placed 12 specialists into the field to educate physicians regarding the safe and appropriate use of Actimmune. In February 2001, we placed an additional 26 specialists into the field. We plan to place an additional 22 specialists into the field in July 2001, which would bring our total to 60 field specialists.

    Expand the number of FDA-approved disease indications for Actimmune and Infergen.  We plan to develop Actimmune and Infergen for a number of diseases where preclinical studies and clinical trials have shown evidence that they are potentially effective treatments. Some of the diseases for which Actimmune has demonstrated therapeutic activity include idiopathic pulmonary fibrosis, mycobacterial infections, ovarian cancer, systemic fungal infections, cystic fibrosis and liver fibrosis. We believe that the risks and time required to obtain FDA approval of Actimmune for new diseases may be reduced because of its established safety profile. We also believe that the life-threatening nature of some of the diseases that we intend to treat may enable us to obtain accelerated, or fast track, approval for Actimmune for some of these diseases. We believe that Infergen may have development potential in additional therapies for hepatitis C and additional diseases, such as hepatitis B and cancer.

    Continue to in-license or acquire preclinical and development-stage programs and FDA-approved products.   We plan to continue to in-license and acquire rights to additional programs and products, especially those for the treatment of life-threatening pulmonary and infectious diseases and cancer. To date, we have in-licensed or acquired Actimmune, Infergen, Amphotec, Moli1901, our pseudomonas aeruginosa monoclonal antibody program and our staphylococcus aureus small-molecule program. We believe that our development expertise and focus, as well as our financial resources, will provide us with significant opportunities to in-license or acquire and develop additional products and programs from pharmaceutical and biotechnology companies, as well as from research and academic institutions.

Actimmune

    We currently market our lead product, Actimmune, for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. We believe that the most significant near-term opportunity is for Actimmune in the treatment of idiopathic pulmonary fibrosis, which we estimate to afflict approximately 50,000 persons in the United States. We are conducting a Phase III pivotal clinical trial to test the efficacy of Actimmune for the treatment of this condition. We are also conducting or planning additional clinical trials of Actimmune for the treatment of multidrug-resistant tuberculosis, ovarian cancer, atypical mycobacterial infections, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. We have rights to develop and commercialize Actimmune for a broad range of diseases in the United States, Canada and Japan, and we are collaborating with Boehringer Ingelheim, which has similar rights in Europe and the rest of the world, to develop and commercialize Imukin internationally. See "—License and Other Agreements."

    Interferons, such as interferon gamma-1b, are members of two families of related proteins that are secreted by a variety of cells in the body. Interferon alpha and interferon beta, which are included in one family, have been approved by the FDA and other regulatory authorities and are currently marketed for the treatment of diseases such as hepatitis B, chronic hepatitis C infections and multiple sclerosis. However, interferon alpha and interferon beta are associated with serious adverse side effects that may result in discontinuation of therapy. Interferon gamma, which is included in a separate family of interferons, is biologically distinct from interferon alpha and interferon beta. Interferon gamma has a superior safety profile as compared to interferon alpha and interferon beta because it results in fewer and less severe adverse side effects.

    Actimmune performs two important activities in the human body. First, Actimmune regulates the activity of the body's scar-forming cells, called fibroblasts. Actimmune directly blocks the multiplication of fibroblasts and also inhibits the production and action of TGF-beta, a potent scar-inducing molecule. The result of these actions is the prevention of excessive scarring, which is known as anti-fibrotic activity. The anti-fibrotic activity of Actimmune has been demonstrated in both preclinical studies and in clinical trials. For example, we are pursuing our Phase III pivotal clinical trial using Actimmune for the treatment of idiopathic pulmonary fibrosis because prior clinical trials have demonstrated its anti-fibrotic activity.

    Actimmune's second important activity in the body is to activate the immune system by stimulating a class of immune cells known as macrophages. This action results in increased killing and removal of infectious organisms, such as bacteria and fungi. We believe that interferon gamma-1b may have the broadest range of therapeutic activity in bacterial and fungal diseases of any protein yet identified. This activity enhances the body's ability to fight infection and is the reason we are developing Actimmune for use in the treatment of infectious diseases.

    Chronic granulomatous disease.  Actimmune is currently approved for the treatment of chronic granulomatous disease, a life-threatening congenital disorder that causes patients, mainly children, to be vulnerable to severe, recurrent bacterial and fungal infections. This results in frequent and prolonged hospitalizations and commonly results in death. In 1990, Actimmune was approved by the FDA for the treatment of chronic granulomatous disease based on its ability to reduce the frequency and severity of serious infections associated with this disease. In clinical trials, patients treated with Actimmune had 67% fewer disease-related infections and hospitalizations compared to the placebo group.

    There are approximately 400 patients with chronic granulomatous disease in the United States, and Actimmune is the only FDA-approved drug for the disease. Based on the indicated dosage levels of 100 micrograms of Actimmune three times per week, the annual cost per patient is approximately $25,000. Accordingly, we believe that chronic granulomatous disease represents a maximum market opportunity of approximately $10 million per year in the United States for Actimmune.

    Severe, malignant osteopetrosis.  Actimmune is approved for the treatment of severe, malignant osteopetrosis, a life-threatening, congenital disorder that results in increased susceptibility to infection and an overgrowth of bony structures that may lead to blindness and/or deafness. In February 2000, the FDA approved Actimmune for the treatment of severe, malignant osteopetrosis. Actimmune was previously granted orphan drug status for this disease. Severe, malignant osteopetrosis primarily affects children, and Actimmune is the only FDA-approved drug for this disease.

    We estimate that there are approximately 400 patients with severe, malignant osteopetrosis in the United States for whom treatment with Actimmune may be appropriate. Based on the indicated dosage levels of 100 micrograms of Actimmune three times per week, the annual cost per patient is approximately $25,000. Accordingly, we believe that severe, malignant osteopetrosis represents a maximum market opportunity of approximately $10 million per year in the United States for Actimmune.

    Idiopathic pulmonary fibrosis.  Idiopathic pulmonary fibrosis is a disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to their deterioration and destruction. The cause of idiopathic pulmonary fibrosis is unknown, and currently there is no effective treatment. The prognosis is poor for patients with idiopathic pulmonary fibrosis, which occurs primarily in persons 40 to 70 years old. Most patients die from progressive loss of lung function, which leads to suffocation. The median life span for patients suffering from idiopathic pulmonary fibrosis is approximately three to five years from the time of diagnosis. We believe that there are approximately 50,000 patients with idiopathic pulmonary fibrosis in the United States.

    Treatment options for idiopathic pulmonary fibrosis are limited and only minimally effective. Approximately 70% to 80% of patients with idiopathic pulmonary fibrosis do not respond to any currently available drug therapy. Attempted drug therapies include high dose corticosteroids and anti-cancer drugs, both of which are minimally effective and may result in significant adverse side effects. For these reasons, treatment with corticosteroids and anti-cancer drugs is not recommended for all patients with idiopathic pulmonary fibrosis. As a last resort, a small percentage of patients undergo lung transplantation, but donors are limited, and many patients die while awaiting a transplant.

    Our Phase III pivotal clinical trial.  We are conducting a Phase III pivotal clinical trial of Actimmune for the treatment of patients with documented idiopathic pulmonary fibrosis who have not responded to previous treatment with corticosteroids and who have evidence of deteriorating lung function. Our clinical trial will include at least 260 patients, and we currently expect to complete enrollment by August 2001. As of June 14, 2001, we had enrolled 230 patients in this clinical trial. Based on our anticipated timeline, we currently expect to release the results of the trial by the end of 2002. The clinical trial will compare patients who receive 200 micrograms of Actimmune in combination with corticosteroids three times a week to a control group that receives corticosteroids alone. Outcomes will include several measures of lung function, including lung capacity, blood oxygen levels, and several measures of quality of life. We have scheduled a sample size analysis of our Phase III clinical trial for idiopathic pulmonary fibrosis in early 2002. We anticipate the analysis will include an assessment of whether the patient population in our trial is large enough to provide statistically significant clinical results. Since entering into our strategic relationship with Boehringer Ingelheim, we have expanded our clinical trial to include additional sites in Europe which may be used to facilitate regulatory approval of Imukin for the treatment of idiopathic pulmonary fibrosis in Europe.

    Prior clinical trials of interferon gamma-1b in the treatment of idiopathic pulmonary fibrosis.  Our Phase III clinical trial follows two earlier clinical trials conducted by independent investigators who tested interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis. The results of these earlier clinical trials demonstrated that interferon gamma-1b can be safely administered with minimal adverse side effects and can halt and reverse the deterioration in lung function in patients.

    The results of one of these clinical trials, a Phase II clinical trial published in October 1999 in The New England Journal of Medicine, demonstrated at a statistically significant level that interferon gamma-1b may be effective in the treatment of idiopathic pulmonary fibrosis. Investigators at the University of Vienna conducted the clinical trial with 18 patients who had not responded to treatment with corticosteroids or anti-cancer agents. Nine patients were treated for 12 months with oral prednisolone, a corticosteroid, and nine patients were treated with a combination of interferon gamma-1b and prednisolone.

    Lung function, as measured by total lung capacity and blood oxygen levels, deteriorated in all nine patients in the group given prednisolone alone. Total lung capacity decreased from a mean of 66% at the start of the trial to 62% after 12 months. In contrast, in the group receiving interferon gamma-1b plus prednisolone, total lung capacity increased from a mean of 70% at the start of the trial to 79% after 12 months. Similarly, in the nine patients in the group given prednisolone alone, blood oxygen levels of patients at rest decreased from a mean of 65% at the start of the trial to 62% after 12 months. In the group receiving interferon gamma-1b plus prednisolone, blood oxygen levels of patients at rest increased from a mean of 65% at the start of the trial to 76% after 12 months. Both of these results are statistically significant, each with a p value < 0.001. This means that, applying widely used statistical methods, the chance that these results occurred by accident is less than 1 in 1,000. All patients treated with interferon gamma-1b exhibited improved pulmonary function for the trial period of 12 months. In contrast, patients receiving treatment with prednisolone alone showed gradual impairment of their pulmonary function, and two of them died following the 12-month clinical trial. Experts in the United States reanalyzed these results and confirmed their statistical significance in a medical monograph published in August 2000 by the American Thoracic Society.

    The Phase II clinical trial results confirmed the observations of an initial clinical trial in patients, or a Phase I/II clinical trial, by the same investigators. In this initial clinical trial, the investigators tested safety and dosing of interferon gamma-1b in combination with prednisolone for the treatment of idiopathic pulmonary fibrosis in 30 patients. The clinical data showed that all of the ten patients who received 200 micrograms of interferon gamma-1b in combination with prednisolone three times a week demonstrated overall improvement in lung function. In the ten patients that received 100 micrograms of interferon gamma-1b in combination with prednisolone three times a week, four showed improvement. Of the ten patients in the control group, who were treated with prednisolone and not interferon gamma-1b, none showed improvement. Overall, the investigators concluded that patients who received interferon gamma-1b in combination with prednisolone showed significant improvement in lung function compared to the control group that received prednisolone alone.

    Idiopathic pulmonary fibrosis market.  We believe that there are approximately 50,000 patients with idiopathic pulmonary fibrosis in the United States. Based on the expected dosing level of 200 micrograms of Actimmune three times per week, the treatment protocol for idiopathic pulmonary fibrosis patients and the current pricing for Actimmune, we estimate that the annual cost per patient would be approximately $50,000. Assuming this treatment regimen, we believe that idiopathic pulmonary fibrosis represents a maximum market opportunity of approximately $2.5 billion per year in the United States for Actimmune. In addition, if Actimmune is approved to treat idiopathic pulmonary fibrosis, it may also be used to treat some other forms of pulmonary fibrosis, including fibrosis caused by sarcoidosis, radiation, some environmental exposures and connective tissue diseases such as scleroderma.

    Mycobacterial infections.  Mycobacteria are the cause of several infectious diseases, including tuberculosis, multidrug-resistant tuberculosis, and atypical mycobacterial infections, which are infections caused by mycobacteria that differ appreciably from those that cause tuberculosis. Tuberculosis is a difficult disease to treat and requires multidrug regimens of at least six months for eradication. It is estimated that 1% to 10% of tuberculosis cases, classified as multidrug-resistant tuberculosis, are caused by mycobacteria that are resistant to standard drug therapy. During the past ten years, multidrug-resistant tuberculosis has emerged as a global health issue.

    In the United States, we estimate that each year there are approximately 17,000 new cases of tuberculosis, of which approximately 170 are multidrug-resistant tuberculosis, and approximately 4,000 are cases of atypical mycobacterial infection. We also have commercial rights in Japan to market Actimmune in the treatment of infectious diseases, including tuberculosis. There are approximately 43,000 new cases of tuberculosis each year in Japan, of which approximately 2,000 are multidrug-resistant tuberculosis.

    Multidrug-resistant tuberculosis.  A clinical trial conducted at Bellevue Hospital in New York and published in The Lancet in May 1997 found that patients with multidrug-resistant tuberculosis were able to respond to conventional tuberculosis drugs when Actimmune was added to their treatment regimen. In contrast, none of these patients had responded to conventional tuberculosis drugs alone after an average of 13 months of therapy. In July 2000, we commenced a Phase III pivotal clinical trial of Actimmune for the treatment of multidrug-resistant tuberculosis.

    Atypical mycobacterial infections.  In May 1994, The New England Journal of Medicine published the results of a clinical trial showing Actimmune to be successful in reducing fever and other signs of infection in patients with atypical mycobacterial infection. In January 2001, we commenced a Phase II clinical trial of Actimmune for the treatment of atypical mycobacterial infections.

    Ovarian cancer.  Ovarian cancer is the third most common cancer in women, afflicting approximately 190,000 women and causing over 14,000 deaths in the United States per year. We believe that approximately 25,000 new cases are diagnosed annually in the United States. Current treatment with chemotherapy is suboptimal, with a five-year survival rate of only 44%. Interferon gamma has been shown to be directly toxic to ovarian cancer cells, and interferon gamma stimulates the body's immune system to enhance the removal of cancer cells. A European study of 148 women published in the March 2000 issue of The British Journal of Cancer showed that the addition of interferon gamma-1b to chemotherapy increased the time to disease progression from an average of 17 months to 48 months. The complete, but not necessarily permanent, disappearance of cancerous tumors was seen in 68% of women receiving interferon gamma-1b in combination with chemotherapy compared to 56% of women receiving chemotherapy alone. During 2001, we plan to initiate a Phase III pivotal clinical trial of Actimmune in combination with carboplatin and paclitaxel for the treatment of ovarian cancer.

    Systemic fungal infections—cryptococcal meningitis.  Systemic fungal infections, such as cryptococcal meningitis, an infection of the lining of the brain, and invasive aspergillosis, a systemic fungal infection, are life-threatening diseases caused by various fungi that attack patients with weakened immune systems. Currently available therapies for these infections are often ineffective and may result in serious adverse side effects. Mortality from systemic fungal infections remains high. There is a clear need for new, effective and less toxic drugs to treat them. Recent research results support the potential benefit of combining Actimmune with conventional antifungal therapy, such as amphotericin B, in the treatment of several of the most prevalent types of systemic fungal infections. Because Actimmune works by acting directly on the immune system, we believe that new antifungal agents will also have greater efficacy when combined with Actimmune.

    We are currently conducting a Phase II clinical trial designed to determine dose and efficacy of Actimmune in combination with amphotericin B for the treatment of cryptococcal meningitis. The trial is fully enrolled, and we currently expect to release the results of the trial by the end of 2001.

    Cystic fibrosis.  Cystic fibrosis is a congenital disorder that leads to chronic pulmonary infections in children, usually by four years of age. These infections result in an exaggerated inflammatory response, leading to clogging and obstruction of the airways. Chronic pulmonary infection is the major cause of mortality in these patients. Cystic fibrosis affects an estimated 23,000 persons in the United States, and the average life expectancy of a patient with cystic fibrosis is 32 years. There is no cure for cystic fibrosis, and the standard treatments, including antibiotics and mucus thinning therapies, are suboptimal. Due to its ability to regulate the immune system, we believe that Actimmune may have the potential to modify many of the processes that lead to the exaggerated inflammation and to reduce the chronic inflammation in the lungs. By preventing excessive inflammation in the airways, Actimmune may be able to slow the progression of pulmonary deterioration. In February 2001, we commenced enrollment in a Phase II clinical trial of Actimmune in patients with cystic fibrosis.

    Liver fibrosis. Liver fibrosis is a disease characterized by excessive scarring of the liver, typically caused by chronic hepatitis C infections or alcoholism. Excessive scarring of the liver results in compromised liver function and can be a cause of death. There are approximately four million people in the United States infected with hepatitis C, and standard therapy is frequently ineffective. Standard treatment for these patients typically attempts to address only the hepatitis C infection and not the fibrosis. In a clinical study comparing the therapeutic efficacy of Actimmune against that of interferon alpha in patients with hepatitis C infections, the results showed a strong trend towards decreased fibrosis in the patients receiving Actimmune, compared to no change in patients receiving interferon alpha. In addition, several preclinical studies have demonstrated that Actimmune may prevent and even reverse the fibrosis that forms in the liver as a result of infections or liver toxins. During 2001, we plan to initiate a Phase II clinical trial of Actimmune for the treatment of liver fibrosis in patients with chronic hepatitis C infections.

    Non-Hodgkin's lymphoma. Non-Hodgkin's lymphoma, a group of cancers that affect the lymph system, afflicts approximately 250,000 patients in the United States and is the fifth most common cancer and the sixth most common cause of cancer death in the United States. Treatment with standard anti-cancer drugs is often ineffective and results in a high percentage of patients with relapsed or refractory disease. Rituxan, a drug developed and co-promoted by Genentech, Inc. and IDEC Pharmaceuticals Corporation, is the current standard of care for the treatment of relapsed or refractory, low-grade or follicular, B-cell non-Hodgkin's lymphoma, which represents approximately 75,000 patients in the United States. Rituxan works by binding to CD20 receptors, which are over-abundant on non-Hodgkin's lymphoma cells, and by attracting immune-effector cells that kill the cancer cells by a process called antibody dependent cellular cytotoxicity. Several preclinical studies have found that interferon gamma-1b increases the number of CD20 receptors on cancer cells and increases the activity of the antibody dependent cellular cytotoxicity process. Based on these studies, we believe that the addition of Actimmune to Rituxan therapy may enhance the elimination of cancer cells. During 2001, we plan to initiate a Phase II clinical trial of Actimmune in combination with Rituxan for the treatment of relapsed or refractory, low-grade or follicular, B-cell non-Hodgkin's lymphoma.

Infergen

    Infergen is an FDA-approved form of interferon alfacon-1 indicated for the treatment of chronic hepatitis C infections. In June 2001, we licensed the exclusive rights from Amgen to develop and commercialize Infergen in the United States and Canada. We also licensed rights from Amgen for an early stage program to develop a pegylated form of Infergen. Infergen is currently approved as treatment for adult patients with chronic hepatitis C infections, including as a therapy for patients who have never been treated with interferons and as a therapy for patients following relapse or treatment non-response to certain previous treatments. Infergen is the only interferon approved for treatment of patients who have failed other treatments. Infergen has not been actively promoted to physicians for approximately two years. Through our field specialists and medical education programs, we plan to relaunch Infergen for its approved disease indications and increase Infergen's recognition among physicians. We also plan to conduct clinical studies for additional therapies for Infergen for the treatment of chronic hepatitis C infections. We believe that Infergen may have development potential in additional diseases, such as hepatitis B and cancer.

    Hepatitis C is a very serious, but under recognized, medical problem. It is the most common form of chronic hepatitis infection in North America and Europe and approximately four million adults in the United States are currently infected with the disease. If undetected and untreated, chronic hepatitis can lead to chronic liver disease, including liver cancer, and is the second leading cause of liver cirrhosis in the United States.

Amphotec

    Amphotec is an FDA-approved lipid-complexed form of amphotericin B indicated for the treatment of invasive aspergillosis, a life-threatening systemic fungal infection. In January 2001, we acquired worldwide rights to Amphotec from ALZA Corporation. The product is sold under the name Amphotec in the United States and under the name Amphocil in more than 20 other countries, but it has not been actively marketed to physicians for at least two years. We recently began to market this product through our field specialists in the United States and through distributors and partners in other parts of the world.

    Systemic fungal infections that do not respond to initial treatment with standard antifungal treatment regimens are typically treated with amphotericin B, the active ingredient in Amphotec. We estimate that there are approximately 100,000 cases of systemic fungal infection each year in the United States, of which we estimate that approximately 30,000 to 40,000 are initial treatment failures. Worldwide sales of all amphotericin B-based products are approximately $300 million per year.

Other programs

    Moli1901(Duramycin)—cystic fibrosis.  Moli1901 is a mucoactive drug that may possess the capability of modifying mucous composition in airways. Patients with cystic fibrosis have a deficiency of chloride and water in their airways, which prevents proper removal of mucus. This often leads to serious infections, inflammation, tissue damage and death. Moli1901 induces the transport of chloride and water in the lungs, which facilitates the removal of mucus from the lungs. Treatment with Moli1901 could reduce recurrent infections, inflammation and tissue damage in patients with cystic fibrosis.

    Through a strategic partnership with MoliChem, we intend to jointly develop and commercialize Moli1901 for diseases worldwide, sharing all expenses and profits equally. Moli1901 is currently in a Phase I clinical trial to evaluate safety in humans. We plan to initiate a Phase II clinical trial in cystic fibrosis by the end of 2001.

    PA monoclonal antibody—pseudomonas aeruginosa infections.  Pseudomonas aeruginosa is a bacterial infection that often affects patients using respirators and catheters as well as patients with a number of conditions, including burns, low white blood cell counts and cystic fibrosis. Because the types of patients at risk generally have pre-existing illnesses, pseudomonas aeruginosa infection most often occurs in a hospital setting.

    Scientists at the Medical College of Wisconsin have identified a protein, designated PcrV, on the surface of pseudomonas aeruginosa bacteria that enables the bacteria to invade human tissue. By directing antibodies against the PcrV protein, they have been able to demonstrate highly effective treatment, as well as prevention, of infections caused by pseudomonas in animal models. We are currently working with Protein Design Labs, Inc. to generate a human monoclonal antibody directed against the PcrV protein as a therapeutic, in combination with antibiotics. Our goal is to use this antibody to treat pseudomonas aeruginosa infection and prevent infection in high-risk patients.

    We estimate that pseudomonas aeruginosa infections account for 71,000 annual cases in the United States of pneumonia in hospitalized patients, 30% to 40% of which die from their pneumonia.

Furthermore, chronic pseudomonas aeruginosa is the leading cause of pulmonary infection and resulting mortality in patients with cystic fibrosis.

    SA virulence inhibitory factor—staphylococcus aureus infections.  Staphylococcus aureus is a type of bacterium that causes diseases ranging from minor skin infections to life-threatening deep tissue infections such as pneumonia, meningitis, heart valve infections, post-operative wound infections, bloodstream infections and toxic shock syndrome. The emergence of antibiotic resistance has made many anti-infective agents ineffective against staphylococcus aureus. We are working with collaborators to discover protein fragments, known as peptides, that block infections caused by staphylococcus aureus. The efficacy of one of these peptides, known as virulence inhibitory factor, has been demonstrated in animal models. We intend to develop one or more peptides as therapy to be used in conjunction with antibiotics in the treatment of infections caused by staphylococcus aureus. We are also in the early stages of development for a vaccine for the prevention of infections caused by staphylococcus aureus in high-risk populations.

    We estimate that staphylococcus aureus causes at least 500,000 infections in patients annually in the United States. These infections can extend hospitalization and increase required medical and nursing care.

License and Other Agreements

  Genentech, Inc. License Agreement (Actimmune)

    In August 1998, we entered into an agreement with Connetics Corporation under which we obtained an exclusive sublicense under the rights granted to Connetics by Genentech through a license agreement relating to interferon gamma-1b. We also agreed to assume many of Connetics' obligations to Genentech under that license agreement. We entered into an agreement with Connetics in April 1999 in order to broaden the scope of rights granted to us. In June 2000, we entered into an assignment and option agreement with Connetics, by which Connetics assigned the Genentech license to us. The license from Genentech terminates on the later of May 5, 2018 and the date that the last of the patents licensed under the agreement expires.

    Our licensed Actimmune rights include exclusive and non-exclusive rights under Genentech's patents. The exclusive licenses include the right to develop and commercialize Actimmune in the United States and Canada for the treatment and prevention of all human diseases and conditions, including infectious diseases, pulmonary fibrosis and cancer, but excluding arthritis and cardiac and cardiovascular diseases and conditions. The non-exclusive rights include a license to make or have made Actimmune for clinical and commercial purposes within our field of use in the United States and Canada. In Japan, we have the exclusive license rights to commercialize Actimmune for the treatment and prevention of all infectious diseases, including in patients with chronic granulomatous disease or osteopetrosis. We also have the opportunity, under specified conditions, to obtain further rights to interferon gamma-1b in Japan and other countries. In addition, we received a sublicense under certain of Genentech's patents outside the United States, Canada and Japan under the Boehringer Ingelheim agreement discussed below. Under the Genentech license, we pay Genentech royalties on the sales of Actimmune, and make one-time payments to Genentech upon the occurrence of specified milestone events. We must satisfy specified obligations under the agreement with Genentech to maintain our license from Genentech. We are obligated under the agreement to develop and commercialize Actimmune for a number of diseases.

  Boehringer Ingelheim International GmbH (Imukin)

    In March 2001, we formed an international strategic collaboration with Boehringer Ingelheim to clinically develop and seek regulatory approval for interferon gamma-1b in certain diseases and to commercialize a liquid formulation of interferon gamma-1b under one or more of Boehringer Ingelheim's trade names, including Imukin, in Europe and other major markets of the world (other than the United States, Canada and Japan). Under the agreement, the parties will seek to develop and obtain regulatory approval for the use of Imukin in the treatment of a variety of diseases, including idiopathic pulmonary fibrosis, tuberculosis, systemic fungal infections, chronic granulomatous disease and osteopetrosis. The agreement provides that we will fund and manage clinical and regulatory development of interferon gamma-1b for these diseases in the countries covered by the agreement. Boehringer Ingelheim has an option to exclusively promote Imukin in all of the major market countries covered by the agreement, and we may opt to promote the product in those countries and for those new diseases for which Boehringer Ingelheim does not do so. Both companies will receive royalties on sales of the product the other party makes in its own territory, on a specified royalty schedule. See "Manufacturing."

  Connetics Corporation

    Through an assignment and option agreement with Connetics, beginning on January 1, 2002, we will be obligated to pay to Connetics a royalty of 0.25% of our net U.S. sales for Actimmune until our net U.S. sales surpass $1 billion. Thereafter, we are obligated to pay a royalty of 0.5% of our net U.S. sales.

    Until April 2004, Connetics has an option under the assignment and option agreement to obtain the exclusive, royalty-free right to commercialize Actimmune for non-cancerous, non-infectious dermatological diseases in the United States. If Connetics exercises its option, then it will make one-time payments to us upon the occurrence of milestones. Connetics also has a first right of negotiation to become our marketing partner in the United States for the sale of Actimmune to dermatologists for diseases that are not primarily dermatological in origin.

  Amgen Inc. (Infergen)

    In June 2001, we entered into a licensing and commercialization agreement with Amgen to obtain an exclusive license in the United States and Canada to Infergen (interferon alfacon-1), an alpha interferon product, and the rights to an early stage program to develop a pegylated form of Infergen. Infergen is currently approved in both the United States and Canada to treat chronic hepatitis C infections. Under the agreement, we will have the exclusive right to market Infergen and develop it for other indications in the United States and Canada. We have paid Amgen an upfront license fee of $21.0 million and are obligated to pay up to $8.0 million for near-term milestones and royalties on sales of Infergen. We are also required to pay Amgen other milestone payments on the pegylated Infergen program and royalties on sales of the product, if any.

  ALZA Corporation (Amphotec)

    In January 2001, we acquired from ALZA its worldwide rights to Amphotec (sold under the tradename Amphocil in certain countries outside the United States). The transaction terms included an upfront product acquisition fee of $9.0 million, milestone payments based upon sales levels and specific achievements in the clinical development and regulatory approval of Amphotec in combination with Actimmune, and royalties payable upon net sales of Amphotec. Under the agreement, we obtained access to certain existing distributorships for Amphotec, and assumed ALZA's obligations under agreements with its existing Amphotec distributors and service providers. We have diligence obligations under the agreement to set up additional distributorships for Amphotec or establish a sales force and begin to promote Amphotec in specified countries at specified times. Our rights to Amphotec could revert to ALZA if we do not meet our diligence obligations or otherwise commit a material breach of the agreement. We are also subject to certain royalty obligations to the University of California under this agreement.

  MoliChem Medicines, Inc. (Moli1901—Duramycin)

    In May 2001, we entered into a joint development and commercialization agreement for Moli1901 with MoliChem. We paid an upfront payment of $1.5 million to MoliChem and we are obligated to pay MoliChem one-time payments on certain milestones. The parties will jointly fund the development and commercialization of Moli1901 for diseases worldwide, starting with cystic fibrosis, sharing profits on any resulting products in proportion to the parties' financial contributions to their development and commercialization. MoliChem will lead the development efforts, and we will lead the commercialization efforts, for Moli1901.

  Medical College of Wisconsin (PcrV protein)

    In March 1999, we entered into a license agreement with the Medical College of Wisconsin Research Foundation, Inc. under which we received an exclusive, worldwide right in the field of human disease therapy to technology owned by the college relating to PcrV protein. We are obligated to pay the college one-time payments on the occurrence of milestone events, as well as a royalty on the sales of products covered by this technology. This technology was developed in part using federal funds and this agreement is subject to overriding obligations to the Federal Government. In addition, we have diligence obligations under this agreement concerning the development, manufacture, marketing and sale of licensed products. Our rights to the licensed technology could revert to the college if we do not meet our diligence obligations or otherwise commit a material breach of the agreement. We have also entered into a research agreement with the college to sponsor basic research relating to pseudomonas aeruginosa.

  Panorama Research, Inc. (Staphylococcus aureus)

    In January 2000, we entered into a sponsored research and license agreement with Panorama Research, Inc. under which we received exclusive, worldwide rights to technology owned by Panorama relating to the treatment of staphylococcus aureus infections, as well as to technology to be developed by Panorama pursuant to the staphylococcus aureus research program that we support. We will pay to Panorama one-time payments on the occurrence of milestone events, as well as a royalty on the sales of products covered by this technology. Within 30 days of our receipt of FDA approval of a new drug application for a product based on this technology, we are obligated to pay $500,000 to Panorama. In addition, we have diligence obligations under this agreement to develop and commercialize licensed products in countries where it is commercially viable to do so. Our rights to the licensed technology could revert to Panorama if we do not meet our diligence obligations or otherwise commit a material breach of the agreement.

Manufacturing

    We contract with qualified third-party manufacturers to produce our products. This manufacturing strategy enables us to direct financial resources to the development and commercialization of products rather than diverting resources to establishing a manufacturing infrastructure.

  Genentech, Inc. Supply Agreement (Actimmune)

    Genentech manufactures and formulates bulk active ingredient and fills and finishes Actimmune destined for commercial supply. Our supply agreement with Genentech expired in May 2001. We expect that the final supply of commercial product that we will receive from Genentech during the remainder of 2001 will meet our needs for commercial supply through the end of January 2002.

  Boehringer Ingelheim Supply Agreement (Actimmune)

    We have a supply agreement with Boehringer Ingelheim to manufacture both clinical and commercial supply of Actimmune and Imukin. Boehringer Ingelheim currently manufactures Imukin for sale in Europe and currently manufactures and formulates bulk active ingredient and fills and finishes Actimmune for clinical supply. Under the agreement, we will pay all of Boehringer Ingelheim's costs of establishing the equivalence of Imukin with Actimmune, achieving regulatory approval and establishing appropriate manufacturing facilities for Actimmune. We will be responsible for all adverse event reporting, product recalls, compliance with FDA requirements and all regulatory filings, with the assistance of Boehringer Ingelheim as needed. The agreement expires on December 31, 2006 and automatically renews for successive terms, unless either Boehringer Ingelheim or we choose not to continue.

    We are assisting Boehringer Ingelheim in pursuing qualification by the FDA to manufacture Actimmune to enable Boehringer Ingelheim to succeed Genentech as our commercial supplier of Actimmune. We filed a biologics license application with the FDA in May 2001 to commence this process. We expect that the FDA will approve Boehringer Ingelheim as a manufacturer of commercially marketed Actimmune by the end of 2001. Accordingly, we believe that the transition from Genentech to Boehringer Ingelheim will not cause any delays in supply of commercial product. However, the FDA may not approve Boehringer Ingelheim as a manufacturer of commercially marketed Actimmune on a timely basis, or at all, in which case Boehringer Ingelheim would not be able to supply us with sufficient quantities of commercial Actimmune by the end of January 2002. If Genentech does not provide us with commercial supply consistent with our estimates, if we do not receive sufficient quantities of commercial Actimmune from Boehringer Ingelheim by the end of January 2002 or if our needs for commercial supply through the end of January 2002 exceed our current estimates, we will experience a shortage of commercial supply, which would have a material and adverse effect on our revenues, business and financial prospects.

    The supply agreement with Boehringer Ingelheim also generally provides for the exclusive supply by Boehringer Ingelheim and exclusive purchase by us of interferon gamma-1b. Following FDA approval of Boehringer Ingelheim as a manufacturer of Actimmune, we will be required to purchase a minimum amount of Actimmune per year, and Boehringer Ingelheim will be required to supply Actimmune to us, subject to certain limits. If Boehringer Ingelheim is not able to supply all of our requirements for interferon gamma-1b, we may choose an additional manufacturer. However, we are not entitled to seek such a secondary source until Boehringer Ingelheim has informed us of its unwillingness or inability to meet our requirements.

  Amgen Supply Agreement (Infergen)

    We currently have a transition agreement with Amgen for the manufacture and supply of Infergen for all purposes. We have agreed with Amgen to replace this transition agreement with an agreement that provides for the manufacture and supply of Infergen by Amgen until such time as the manufacturing of Infergen is transferred to a third party. The transition agreement will continue until such time as a longer term agreement is in effect.

  Ben Venue Laboratories, Inc. Supply Agreement (Amphotec)

    We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. This agreement expires in December 2001. We are negotiating with Ben Venue to renew the agreement.

Patents and Proprietary Rights

    The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business. We plan to prosecute and defend aggressively our patents and proprietary technology. Our policy is to patent or in-license the technology, inventions and improvements that we consider important to the development of our business. We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position.

    We have acquired proprietary rights in the United States, Canada and Japan to develop, make, use and sell interferon gamma-1b, Actimmune, in particular fields in connection with our license agreement with Genentech. This license agreement covers 12 U.S. patents and 10 corresponding Japanese patents. Pursuant to a license and commercialization agreement with Amgen, we have acquired proprietary rights to market Infergen in the United States and Canada and the right to develop new forms of Infergen's active ingredient, including pegylated forms. The license and commercialization agreement covers nine U.S. patents and six pending patents. A patent related to the gene used for expression of

Infergen expires in 2007. Other material patents included in the licensed portfolio expire between 2011 and 2017.

    We have acquired proprietary rights worldwide to develop, make, use and sell Amphotec in particular fields in connection with our acquisition of the product from ALZA. In January 2001, ALZA assigned to us three U.S. patents and 14 corresponding non-U.S. patents. We have also licensed a patent application in the area of pseudomonas vaccine methods and have filed patent applications for treatment methods and compositions concerning interferon gamma and for compositions concerning staphylococcus infections. We expect to continue to protect our proprietary technology with additional filings as appropriate.

    The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

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  we were the first to make the inventions covered by each of our pending patent applications;
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  we were the first to file patent applications for these inventions;
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  others will not independently develop similar or alternative technologies or duplicate any of our technologies;
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  any of our pending patent applications will result in issued patents;
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  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;
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  we will develop additional proprietary technologies that are patentable; or
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  the patents of others will not have an adverse effect on our business.

    We attempt to ensure that our technology does not infringe the rights of others. We are not aware of any asserted or unasserted claims that our technology violates the proprietary rights of others. We are aware that the principal investigators of Phase I and Phase II clinical trials of interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis have filed a patent application in several European countries claiming the use of interferon gamma-1b for this disease. We are currently in discussions with respect to a license to any patent rights of the investigators. However, we cannot predict whether any license will be made available on commercially reasonable terms, if at all. We do not believe that a corresponding patent application has been filed in the United States. Further, we believe it is unlikely that the investigators could successfully obtain patent protection in the United States for the use of interferon gamma-1b to treat idiopathic pulmonary fibrosis. However, we cannot be certain that the investigator or a third party has not filed and will not obtain a U.S. patent claiming the use of interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis or any of the other diseases for which we are developing Actimmune. If a third party were issued a patent that blocked our ability to commercialize Actimmune for any of the diseases we are targeting, we and our collaborators would be subject to legal action, unless we obtained a license under that patent in order to continue our commercialization efforts for those diseases. We are aware of a U.S. patent that pertains to the use of interferon gamma to treat ovarian cancer. The term for this patent expires in August 2007. Although we will not be promoting Actimmune for ovarian cancer until we receive FDA approval, we are negotiating a license with the patent holder to obtain marketing rights under this patent. If we are unable to license such rights, the patent holder would be able to block our ability to commercialize Actimmune for the treatment of ovarian cancer until the patent expires in August 2007.

Competition

    Actimmune is the only FDA-approved therapy for each of chronic granulomatous disease and severe, malignant osteopetrosis. There is no currently available effective therapy for the treatment of idiopathic pulmonary fibrosis. We are not aware of any ongoing U.S. clinical trial for this disease other than our Phase III pivotal clinical trial.

    We believe that the primary competition for Actimmune in serious infectious diseases such as mycobacterial and systemic fungal infections consists of:

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  the potential development of new generations of advanced antibiotics and anti-fungal agents that successfully treat these diseases; and

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  the current treatment regimens, which may be less effective in many cases, but cost substantially less than the current price for Actimmune.

    In the area of cancer, cystic fibrosis and liver fibrosis, there are numerous programs and products which may have a significant competitive impact on our ability to effectively market Actimmune for the treatment of these diseases.

    Currently, the primary competition for Actimmune in cystic fibrosis are the FDA-approved drugs marketed by Genentech and Chiron Corporation.

    Infergen competes with other forms of interferon alpha, such as PEG-Intron and Intron A, which are marketed by Schering Corp., and Roferon-A, which is marketed by Roche Laboratories Inc. Infergen also competes with Schering's Rebetron, which combines interferon alpha with the antiviral drug ribavirin. In addition, we expect to compete with pegylated forms of interferon alpha that have a significant advantage over non-pegylated products because they last longer in the body and therefore need to be administered less often to the patient. Schering has received FDA approval for its pegylated form of interferon alpha, and we expect that Roche will receive FDA approval for its pegylated form of interferon alpha before the end of 2001.

    Currently, the primary competition for Amphotec is Ambisome, marketed by Gilead, and Abelcet, marketed by Elan.

Sales, Marketing and Distribution

    We heighten awareness of Actimmune and Amphotec, and we expect to heighten awareness of Infergen, through physician education, including speaker programs, medical symposia and continuing medical education programs, and through our field specialists. We are developing a sales and marketing organization to support the approximately 7,000 pulmonologists, 4,000 infectious disease specialists and 6,000 oncologists practicing in the United States. We believe a focused marketing organization and a specialized sales force can effectively serve these physician specialists, who are primarily hospital-based and concentrated in major metropolitan areas. Accordingly, in February 2000, we placed 12 specialists into the field to educate physicians regarding the safe and appropriate use of Actimmune. In February 2001, we placed an additional 26 specialists into the field. We plan to place an additional 22 specialists into the field in July 2001, which would bring our total to 60 field specialists.

    In the United States, our products are sold primarily to distributors who then resell them to hospitals, pharmacies and physicians. During the year ended December 31, 2000, the primary distributors for our products were Cardinal Health, McKesson HBOC and Bergen Brunswig, who accounted for 33%, 25% and 21%, respectively, of our total net product sales. In Europe, Amphotec is sold through a number of distributors and agents.

Governmental Regulation and Product Approval

    The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture, and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. We believe that our products will be regulated as biologics or as drugs by the FDA.

    The process required by the FDA before our products, or new diseases for approved products, may be marketed in the United States generally involves the following:

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  preclinical laboratory and animal tests;

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  submission of an investigational new drug, or IND, application, which must become effective before clinical trials may begin;

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  adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

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  FDA approval of a new biologics license application, or BLA, a new drug application, or NDA, or BLA or NDA supplement.

    The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any new approvals for our products will be granted on a timely basis, if at all.

    Prior to commencing a clinical trial, we must submit an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

    Human clinical trials are typically conducted in three sequential phases that may overlap:

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  Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

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  Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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  Phase III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites.

  •
  In the case of products for severe or life-threatening diseases such as idiopathic pulmonary fibrosis, the initial human testing is often conducted in patients rather than in healthy volunteers. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials, and thus these trials are frequently referred to as Phase I/II trials.

    We may not successfully complete Phase I, Phase II or Phase III testing of our drug candidates within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a BLA, NDA, or a BLA or NDA supplement, for approval of a new disease if the product is already approved for a disease. The FDA may deny approval of a BLA, NDA, or BLA or NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or a second Phase III pivotal clinical trial. Even if such data is submitted, the FDA may ultimately decide that the BLA, NDA or BLA or NDA supplement does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

    The FDA's fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of a BLA or NDA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We intend to ask for fast track designation for qualified submissions of our products. We cannot guarantee that the FDA will grant any of our requests for fast track designation, that any fast track designation will affect the time of review, or that the FDA will approve the BLA or NDA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, the FDA's approval of a fast track product can include restrictions on the product's use or distribution, such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience. Approval of fast track products can be conditional with a requirement for additional clinical studies after approval.

    Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products or new diseases for a considerable period of time and to impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for new diseases for Actimmune, Infergen or Amphotec on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain additional regulatory approvals for Actimmune would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

    Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements.

    Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use. Companies cannot actively promote FDA-approved drugs for off-label uses, but may in some circumstances provide to physicians articles published in peer-reviewed journals, like The New England Journal of Medicine, that discuss off-label uses of approved products.

    The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products or new diseases for Actimmune, Infergen or Amphotec. We cannot predict the likelihood, nature, or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

    Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan exclusivity for seven years, i.e., the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. We intend to file for orphan drug designation for those Actimmune, Infergen or Amphotec diseases that meet the criteria for orphan exclusivity. Actimmune has orphan drug exclusivity for severe, malignant osteopetrosis. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that we will obtain orphan drug designation for additional diseases or that orphan drug exclusivity will provide us with a material commercial advantage.

Research and Development

    We direct financial resources efficiently to goal-oriented projects by reducing the time and infrastructure spent on research and development. We do not conduct in-house preclinical research. Instead, we contract these activities to qualified third-party research institutions such as academia or private contract labs. We have two contracted research programs. The first is with the Medical College of Wisconsin and is focused on the development of monoclonal antibodies against pseudomonas aeruginosa. The other program is in collaboration with Panorama Research and is focused on the development of peptides that block staphylococcus aureus infections.

Employees

    As of May 31, 2001, we had 106 full-time employees. Of the full-time employees, 39 were engaged in research and development, and 67 were engaged in sales, general and administrative positions. We believe our relations with our employees are good.

Facilities

    Our facilities currently consist of approximately 7,200 square feet of office space located at 1710 Gilbreth Road, Burlingame, California, which is leased to us until December 2004 and approximately 3,000 square feet of office space at 875 Mahler Road, Suite 118, Burlingame, California, which is leased to us until August 2001. In June 2001, we expect to move into our new corporate headquarters at 3280 Bayshore Boulevard, Brisbane, California. In December 2000, we entered into the ten-year lease for this 56,000 square foot building. We plan to use approximately 37,000 square feet for offices and 4,000 square feet for laboratory and research purposes and to sublease the remaining 15,000 square feet to a short-term tenant. We believe that this facility has sufficient space to accommodate expansion of our operations until at least 2005.

Item 7. Exhibits.

99.1	Press Release, dated as of June 15, 2001 entitled, "InterMune Licenses Infergen® from Amgen"
99.2	Press Release, dated as of June 15, 2001 entitled, "InterMune Announces Updated 2001 Financial Guidance and Conference Call"
99.3	Press Release, dated as of June 15, 2001 entitled, "InterMune Amends Registration Statement to Add Concurrent Offering of $125 Million of Convertible Subordinated Notes"

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERMUNE, INC.
Dated: June 15, 2001	By:	/s/ TIMOTHY P. LYNCH Timothy P. Lynch Vice President of Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release, dated as of June 15, 2001 entitled, "InterMune Licenses Infergen® from Amgen"
99.2	Press Release, dated as of June 15, 2001 entitled, "InterMune Announces Updated 2001 Financial Guidance and Conference Call"
99.3	Press Release, dated as of June 15, 2001 entitled, "InterMune Amends Registration Statement to Add Concurrent Offering of $125 Million of Convertible Subordinated Notes"

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  Item 5. Other Events
RISK FACTORS
Risks Related to Our Business
Other Risks
BUSINESS
  Item 7. Exhibits.
SIGNATURE
INDEX TO EXHIBITS